Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

Frbruary 19, 2010

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-7561

Re: NanoAsia, Ltd. -- SEC File No. 333-156409

Dear Ladies and Gentlemen:

We have read Item 4.01 on Form 8-K dated February 12, 2010 of NanoAsia Ltd. and are in agreement with the statements about our firm contained in paragraphs two and three.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC